Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

STATEMENT OF PARTNERSHIP EXISTENCE

1.	The name of the partnership is Cellco Partnership.

2.	The certificate shall amend the General Partnership

(type of certificate that is being amended)

filed in this office the 8th day of January, 2001 A.D.

3.	The Certificate shall be amended and set forth as follows:

change registered agent to The Corporation Trust Company at

Corporation Trust Center, 1209 Orange St. Wilmington, DE 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Partnership this 1st day of October, 2008 A.D.

/s/ Jennifer Shanders
Authorized Partner(s)
Jennifer Shanders
Print or Type
Authorized Person